February 3, 2006.

Niogold Mining Corporation

1020 3rd Avenue East

Val d'Or, Quebec

J9P 4P5

Dear Sirs:

Re: Norlartic, First Canadian and Marban Properties, Quebec

This letter will serve to set out the terms of an agreement which we, Aur Resources Inc. ("we" or "Aur"), have reached with you, Niogold Mining Corporation ("you" or "Niogold"), and which, upon your execution hereof, will constitute a legal and binding agreement between the parties hereto.

We have represented and warranted to you that:

(i)

the unpatented mining claims (the "Claims"), the mining concessions (the "Concessions") and the mining lease (the "Lease") collectively comprising the Norlartic, First Canadian and Marban properties (as described in Schedule "A" hereto (collectively, the "Properties");

(ii)

we are the owner of a 100% interest in the Properties except as described in Schedule "A";

(iii)

the Properties are presently in good standing under the laws of the Province of Quebec until at least the dates set out in Schedule "A" and, where the Properties are subject to agreements with third parties (the "Third Party Agreements") as described in Schedule "A", complete and accurate copies thereof have been delivered to you and such agreements are similarly in good standing;

(iv)

the Properties are free and clear of any and all liens, charges, encumbrances, claims (actual, pending or threatened), royalties or interests of others of whatsoever nature and kind except as described in Schedule "A"; and

(v)

we have the sole and complete power to deal with our interests in the Properties as herein contemplated, the execution of this agreement has been duly authorized by all necessary corporate action on our part and the transactions contemplated herein do not conflict with or result in a breach of any agreement or other instrument to which we are a party or are bound.

You have represented and warranted to us that:

(vi)

Niogold is a reporting issuer under the securities legislation of the provinces of British Columbia, Alberta and Quebec (the "Applicable Securities Legislation"), has held such status for at least 12 months and it is not listed on the list of defaulting reporting issuers maintained under the Applicable Securities Legislation;

(vii)

the common shares of Niogold are listed and posted for trading on the TSX Venture Exchange (the "TSX-V"), the TSX-V has accepted notice of the issuance to Aur of the shares of Niogold as referred to in clauses 3 and 4 herein (collectively, the "Niogold Shares") and has approved the listing for trading of the Niogold Shares, such listing being subject only to Niogold providing certain documents and fees to the TSX-V following the date hereof; and

(viii)

except as has been obtained by Niogold, no approval, authorization or consent of and no filing by Niogold under the OSA is required in connection with the issue and delivery to Aur of the Niogold Shares other than the execution and filing by Niogold of Form 45-106F1 with the Ontario Securities Commission (the "OSC") pursuant to National Instrument 45-106 — Prospectus and Registration Exemptions ("MI 45-106").

The foregoing representations and warranties shall survive the execution hereof and continue in full force and effect after the execution of this agreement.

For good and valuable consideration and the mutual covenants and agreements herein contained, we do hereby grant to you the exclusive right and option (the "Option") to acquire 100% of our interests in the Properties, all on the following terms and conditions:

1.

You shall, within 3 business days of the execution hereof, pay to Aur the sum of $200,000.

2.

In order to exercise the Option and thereby acquire the Properties, you shall pay to Aur, on or before January 31, 2009, the further sum of $200,000.

3.

In order to exercise the Option and thereby acquire the Properties, you shall, within 3 business days of the execution hereof, issue and deliver to Aur a share certificate duly registered in Aur's name representing 500,000 common shares of Niogold.

4.

In order to exercise the Option and thereby acquire the Properties, you shall, on or before January 31, 2009, issue and deliver to Aur a share certificate registered in. Aur's name representing 500,000 common shares of Niogold.

5.

In order to exercise the Option and thereby acquire the Properties, you shall be required to incur on prospecting, sampling, surveying, data compiling, restaking, trenching, excavating, drilling, shaft sinking, properties maintenance and/or any other exploration, development and mining work (the "Work") on the Properties, such expenditures being permitted to include an overhead and administrative allowance of 10% thereof, the following expenditures on Work:

(i)

on or before January 31, 2007, minimum expenditures of
$450,000; and

(ii)

on or before January 31, 2009, further minimum expenditures of $2,050,000.

You hereby commit to incur the expenditures referred to in item (i) above. The expenditures referred to in item (ii) above shall be optional and you shall be under no obligation to incur such expenditures but, failing which, the Option shall terminate.

6.

Your expenditures on Work shall be cumulative and any expenditure on the Properties by January 31, 2007 in excess of $450,000 shall be carried forward and credited to your expenditures on Work for the subsequent period. Further, in the event you do not expend the required amount by any specified date in clause 5, the delivery to us within 30 days of the specified date of a certified cheque payable to us for an amount equal to the difference between the said required amounts and the expenditures actually incurred by you to the specified date on the required Work shall be deemed to be expenditures by you on Work by the specified date in the amount of such cheque.

7.

Upon your having satisfied the requirements of clauses 1 to 5, you shall have earned and acquired 100% of our rights, title, benefit, interest and obligations in, to and in respect of the Properties, including but not limited to all our obligations in respect of the Compressario Royalty, the Camisso Royalty and the Canhorn Royalty (all as the foregoing are defined in Schedule "A").

8.

Niogold shall, within 30 days of making an initial production decision on any mineral deposit on the Properties (the "Initial Production Decision"), pay to Aur the sum of $5,000,000 (the "Production Payment"). For purposes of greater certainty, the Production Payment shall only apply to the Initial Production Decision. For purposes of the foregoing, the Initial Production Decision shall be deemed to have been made by Niogold upon its board of directors passing a resolution authorizing the placing into commercial production of any mineral deposit upon the Properties or upon Niogold otherwise publicly announcing its intention to place any such deposit into production. Notwithstanding the foregoing, however, should any such resolution or announcement make the placing of such deposit into production dependent upon obtaining of financing for such purpose, then the making of the production decision shall be deemed to have occurred upon Niogold receiving the initial drawdown or tranche of any financing arranged for such purpose, whether such financing is by way of debt, equity or other method.

9.

Upon your having exercised the Option and acquired the Properties as aforesaid, we shall retain and you shall pay to us royalties (the "Royalties") of (i) 2% of the net smelter returns ("NSR") derived by you from any products produced from the Norlartic Property (as described on Schedule "A"), (ii) 1% of the NSR derived by you from any products produced from the First Canadian Property (as described on Schedule "A") and (iii) 1% of the NSR derived by you from 50% of any products produced from the Marban Property

(as described on Schedule "A") (and said NSR being, for greater certainty, based on Niogold's ownership of a 100% interest in the Marban Property), all on and subject to the terms and conditions specified in Schedule "B" hereto.

10.

You shall, at any time, have the right to purchase one-half of the Royalties, by paying us the sum of $1,000,000.

11.

Until you have exercised the Option and for a period of 180 days thereafter, you shall furnish us with quarterly written reports summarizing in reasonable detail the Work carried out by you on the Properties during the preceding calendar quarter if any Work was carried out in such quarter and, within 90 days of the completion of any Work program with a detailed written report summarizing the results of, and expenditures incurred, on Work on the Properties, such reports to include all relevant geological, geophysical, geochemical and other pertinent factual and interpretative information and data regarding the Work and/or the Properties.

12.

Until you have exercised the Option and for a period of 180 days thereafter, we shall be entitled to call for and conduct, at our cost, an audit of all expenditures on Work reported to have been incurred by you under clause 5 within 180 days of receiving the relevant report thereon as aforesaid and you shall provide us with copies of and access to all accounts, records and supporting materials we may reasonably request in connection with the foregoing. If any such audit shall determine any shortfall by you in fulfilling the requirements thereof, you shall have 90 days from the date of receipt of written notice of such determination (unless disputed by you, in which case the date shall be the date the dispute is finally resolved) to make the necessary expenditure to fulfill such shortfall or deliver us a cheque in the amount of the shortfall, whereupon so doing you shall be deemed to have fulfilled the requirements of the relevant clause with respect thereto.

13.

Upon your exercising the Option, we shall forthwith provide to you such duly executed documents as you may require to transfer the Properties to you and to enable you to record the Properties in your name (subject to our entitlement to record our interest in the Production Payment and the Royalties against the Properties), all in a form fit for recording in the appropriate recordation office. Niogold acknowledges that the terms of the Lease require that any transfer thereof be subject to the prior consent of the Ministere des Ressources naturelles et Faune and Aur undertakes to use its reasonable best efforts to obtain such consent upon Niogold exercising the Option. Pending the obtaining of such consent, Aur shall, to the extent permitted by applicable law, hold any and all rights, benefits, liabilities and obligations on behalf of Niogold and will at the direction of Niogold carry out and comply with the terms and provisions of the Lease as agent for Niogold and for Niogold's benefit on the condition that Niogold shall indemnify Aur against all liabilities, obligations and out-of-pocket costs and expenses incurred by Aur in so doing.

14.

You hereby indemnify and hold us harmless against any and all claims of or liability to third parties, including governmental agencies, resulting from any act or omission of you or of your agents or employees in connection with exercising your rights hereunder. You shall also carry for the benefit of the joint account of the parties hereto of not less than $2,000,000 single limit comprehensive general liability insurance in connection with your activities on the Properties and shall furnish us, upon request, with evidence of such insurance coverage.

15.1

This agreement shall terminate, in the event you shall fail to fulfill any of the requirements specified in clauses 1 to 5 or, subject to your having met your Work expenditure commitment pursuant to item (i) of clause 5, in the event you at any time so elect by 60 days notice in writing to us.

15.2

If Niogold fails to make any payment or fails to do any thing on or before the last day provided for such payment or performance under this agreement, Aur may terminate this agreement but only if:

(i)

it shall have first given to Niogold written notice of the failure containing particulars of the payment which Niogold has not made or the act which Niogold has not performed; and

(ii)

Niogold has not, within 5 business days following delivery of Aur's notice, if the default relates to a cash payment, or 60 days for all other defaults, cured such default and given notice to Aur that it has cured such default.

Should Niogold fail to deliver the notice provided for in subparagraph 15.1(ii) within the time provided above, this agreement shall be deemed to have terminated on the day following the last day provided for the payment or performance the failure of which by Niogold caused Aur to issue the notice referred to in subparagraph 15.1(i) hereof.

15.3

Upon such termination, you shall have no further obligations to us hereunder except as set forth in this clause and in clause 19 (which obligations shall survive the termination of this agreement) and you shall cease to own or retain any interest or other rights in or to the Properties (with the exception of any interest Niogold may currently have in the Marban Property). Further, you shall deliver to us copies of all available assays, records, maps, reports, results of surveys, drill logs and other factual data then in your possession with respect to the Work carried out by you on the Properties. In the case of such termination, you shall be entitled, within 3 months thereafter, to remove all buildings, supplies, machinery, plant and equipment (collectively, the "Materials") placed by you on the Properties and, in any event, remove all Materials that we within such period request you to remove, failing which such shall become our property. You shall ensure that sufficient Work has been done to ensure that all Properties can be kept in good standing for at least 120 days after any termination of this agreement. All drill core will be retained and stored in enclosed core racks during the currency of the Option and, in the event of termination of this agreement and/or should you give us notice of any intention by you to dispose of such drill core, we shall have the right to remove, at our expense, the same from your premises within 120 days and thereafter deal with such core as our property, failing which removal you may dispose of such drill core without any further responsibility to us. Lastly, upon any such termination, all non-public information in relation to the Properties shall be kept strictly confidential by you and shall not be disclosed to any third party or publicly without our prior written consent, except with respect to any such information that is required to be disclosed to or by any applicable governmental or other regulatory authority or stock exchange or pursuant to any applicable law, regulation, rule or policy (collectively, "Required Disclosure"); provided, however, that you promptly advise and, where reasonably practicable, consult with us concerning any Required Disclosure which you propose to make prior to making such disclosure.

16.

During the currency of the Option, you shall have the sole and exclusive possession of the Properties and the right to conduct Work thereon in your sole discretion. We shall, however, be entitled to have access to the Properties and to the Work being carried out by you thereon (and the results thereof) at reasonable times on reasonable notice and at our risk and expense. We shall provide to you all information and data concerning the Properties and prior Work carried out thereon (or copies thereof) and which is in our possession or under our control as at the date hereof, which information and data you will return to us upon any termination of this agreement.

17.

All non-public information and data received by us from you in relation to the Properties during the currency of the Option shall be kept strictly confidential by us during the currency of this agreement and shall not be disclosed to any third party or publicly without your prior written consent, such consent not to be unreasonably withheld. The foregoing shall not apply in respect of any Required Disclosure provided, however, that we promptly advise and, where reasonably practicable, consult with you concerning any Required Disclosure which we propose to make prior to making such disclosure.

18.

We shall make all tax and other payments as may be required to keep the Properties in good standing during the currency of the Option and, upon your request, provide you with copies of the relevant documentation in connection therewith. You shall reimburse us for all said payments, which reimbursements shall be credited against your required expenditures on Work for purposes of clause 5. You shall carry out such Work as may be required to keep the Properties in good standing during the currency of the Option, and in connection therewith, you shall cooperate with us in ensuring that all Work conducted by you hereunder and capable of being filed as assessment or other work is so filed. We acknowledge and recognize that, since •, 2000, Niogold has made all tax and other payments that were required to keep the Marban Property in good standing and that such payments shall be credited against your required expenditures on Work for purposes of clause 5.

19.

Notwithstanding anything else herein contained, you may at any time or from time to time during the currency of the Option, upon giving us 30 days prior notice in writing, elect to have this agreement cease to apply to any one or more of the Claims or Concessions or the Lease. Any Claims or Concessions, or the Lease, to be so abandoned by you shall be in good standing for at least 120 days after you have given us notice as aforesaid. For greater certainty, any abandonment of the foregoing by you shall not relieve you from any obligations or liabilities in respect of the foregoing mineral rights accrued or accruing in consequence of Work performed by you prior to the abandonment thereof.

20.

You shall be responsible for all expenses incurred during the currency of the Option with respect to all Work performed by you on the Properties, including all applicable reclamation and rehabilitation work required and arising out of such Work (including under applicable environmental legislation). Further, you shall ensure that all reclamation, rehabilitation, environmental protection and safety measures required by law with respect to Work conducted by you are carried out in accordance with the then current requirements of all federal, provincial and municipal governments and their agencies with regard to such matters. Lastly, you shall not permit any liens for unpaid Work to be attached to the Properties except such as you are litigating in good faith.

21.

Subject to Niogold meeting its commitments pursuant to clauses 1 and 2 and item (i) of clause 5, Aur shall, and hereby does, waive any rights or claims which it have or have had arising pursuant to Article X of the Marban JVA (as defined in Schedule "A") in respect of Niogold's acquisition of a 50% interest in the Marban Property from McWatters Mining Inc. This clause shall in no way be interpreted as a recognition or acknowledgement by Niogold of said rights or claims.

22.

No sale or transfer by Niogold of all or any part of its rights or obligations under this agreement and/or in and to the Properties shall be permitted or effective unless and until the transferee thereof shall have acknowledged in writing such transferee's agreement to be bound by the provisions of this agreement in respect thereof.

23.

Aur acknowledges that the Niogold Shares are being issued by Niogold to Aur under exemptions from the registration and prospectus requirements of MI 45016 adopted under the Securities Act (Ontario) (the "OSA") and that the resale by Aur of the Niogold Shares is restricted by hold periods pursuant to the rules of the TSX-V and pursuant to Multilateral Instrument 45-102 Resale of Securities adopted under the OSA.

24.

Niogold hereby undertakes to file on a timely basis with the OSC, the TSX-V and any other applicable regulatory body all forms and reports required to be filed with such authorities in connection with the issuance of the Niogold Shares to Aur as contemplated in this agreement and to take all steps within its power to complete the listing and posting for trading of the Niogold Shares on the TSX as soon as practicable following their issuance.

25.

In the event of any subdivision, consolidation, change, classification or reclassification at any time of the common shares of Niogold into a greater or lesser number of common shares, or into a different class of shares of Niogold or in the event of the conversion of common shares, or upon the amalgamation, merger, sale of assets or other reorganization with any other one or more corporations or entities, Aur shall receive on any issuance of shares pursuant to clause 4 that number of common shares or other securities, as the case may be, as would have resulted from such event or events if the aforesaid issuance had been made prior to the date of such event or events.

26.

For the purposes hereof, "Properties" shall mean and include any mineral or analogous rights into which the Properties or a part thereof may be converted, altered or reissued.

27.

Any dispute or differences between the parties hereto concerning this agreement (including under the Schedules hereto) which cannot be resolved or settled by the said parties shall be settled by final and binding arbitration in the City of Montreal, at the request of either party pursuant to the provisions of the Code of civil procedure (Quebec) (subject to the specific terms hereof). The party desiring arbitration shall notify the other party of its intention to submit any dispute(s) or difference(s) to arbitration as well as a brief description of the matter(s) to be submitted for arbitration. Should the parties fail to agree on a single arbitrator to settle the relevant dispute(s) or difference(s) within 15 days of delivery of the aforesaid notice, then each such party shall within 30 days thereafter nominate an independent arbitrator familiar with the mineral exploration and/or mining business (failing which nomination by a party, the arbitrator nominated by the other party may proceed to determine the dispute alone as he or she shall deem fit) and the 2 arbitrators so selected shall select a chairman of the arbitral tribunal of similar knowledge and/or background to act jointly with them. If said arbitrators shall be unable to agree in the selection of such chairman, or if no designation has been made within 30 days of such request having been made, the Chairman shall be selected as contemplated in the Arbitration Act (Ontario). The costs of the arbitration shall be borne by the parties hereto as may be specified in the determination of the arbitrator(s). The arbitrator(s) shall further be authorized to retain such legal counsel and other professional advisors to render any advice to the arbitrator(s) as the arbitrator(s) deem appropriate. The decision of the single arbitrator or any 2 of the 3 arbitrators shall be non-appealable, final and binding with respect to the issue(s) in dispute.

28.

If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this agreement by reason of a cause beyond the control of such party, whether or not foreseeable, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts or other labour disruptions, wars, acts of God, government regulation or interference or the inability to secure on reasonable terms any private or public permits or authorizations, native land claims and legal proceedings, then, except in respect of obligations to make payment of money, any such failure on the part of such party to so perform shall not be deemed to be a breach of this agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof, and the day upon which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall give like notice forthwith following the date that such cause ceased to subsist.

29.

The parties hereto agree to do all such acts and things and to execute all such further or other documents as may be necessary or desirable with respect to carrying out the true intents and purposes of this agreement.

30.

Until changed by notice in writing, any and all notices, payments or other documentation required or permitted to be given or made hereunder shall be delivered or faxed to a party at their respective addresses noted on the first page hereof (or, in the case of a fax, to Aur at 416-367-0427 and, if to Niogold, at (819) 825-2774. Any notice, payments or other documentation delivered or notice or documentation faxed shall be deemed to have been received one business day after the time of delivery or faxing, as the case may be.

31.

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

32.

Time shall be of the essence hereof.

33.

All references in this agreement to "$" are to dollars in Canadian funds.

32.

This agreement shall be interpreted and construed in accordance with the laws of Quebec, to which jurisdiction each of the parties hereto does hereby attorn.

33.

It is the express wish of the parties to this agreement that this agreement and any related documents be drawn up and executed in the English language. Il est la volonte expresse des parties que cette convention et tous les documents sy rattachant soient rediges et signes en anglais.

If the foregoing accurately sets out the terms of the agreement which has been reached between us, please acknowledge your acceptance thereof by signing in the place provided for that purpose below whereupon it will constitute a legal and binding agreement between us.

Yours very truly,

AUR RESOURCES INC.

per: ______________________________ c/s
Executive Vice-President,
Corporate Affairs

Agreed to and accepted this 15th day of February, 2006.

NIOGOLD MINING CORPORATION

per: ______________________________ c/s
President

Exhibit "A"

192 000
194 000
196 000
5 336 500
5 334 500
MALARTIC
VASSAN
First Canadian
Norlartic
781
3824162
3824161
3824282
3357861
3363142
3363141
C002801
C002802
1767661
C002804
C002803
C002805
C002811
C002813
C002812
FOURNIERE
C002822
0022335
Marban
C001791
C001792
0022334
0022314
0022351
C002821
0022313
C005403
C005411
C005412
C005421
C005422
474
512
513
DUBUISSON
C006401
C006402
0063091
MTM NAD 83 COORDINATES (ZONE 09)
CLPGSIZE.MXD
1:25 000
0
500
1 000
1 500
2 000
Metres

SCHEDULE "A"

This is Schedule "A" referred to in the attached agreement between Aur Resources Inc. and Niogold Mining Corporation.

Norlartic Property:

The Norlartic Property consists of the following mining claims:

Claim#	Township	Expiry Date
3824161	Vassan	Sept. 09,	2007
3824162	Vassan	Sept. 09,	2007
3824282	Vassan	Sept. 09,	2007

and a portion of mining lease (bail minier) #781 (including the surface rights ancillary thereto) as indicated on Exhibit "A" hereto.

First Canadian Property:

The First Canadian Property consists of the following mining claims:

Claim#	Township	Expiry Date
3357861	Malartic	Apr. 03,	2007
3363141	Malartic	Apr. 03,	2007
3363142	Malartic	Apr. 03,	2007

and a portion of mining lease (bail minier) #781 (including the surface rights, ancillary thereto) as indicated on Exhibit "A" hereto.

The First Canadian Property is subject to:

1.

an option agreement made as of the 13't' day of February, 1984 between Aur (as successor to Brominco Inc.) and Compressario Corporation (formerly First Canadian Gold Corporation Inc.) ("Compressario") (as supplemented by agreements dated October 23, 1986 and February 25, 1987) whereunder Compressario is entitled to a 9 2/3% net profits interest royalty (the "Compressario Royalty") on the property (2/3% of which is in turn payable by Compressario to third parties); and

2.

a letter agreement dated February 25, 1987 whereunder Anthony Camisso is entitled to a 1/3% net profits interest royalty (the "Camisso Royalty") on the property.

Marban Property:

The Marban Property consists of the following mining claims and mining concessions:

Claim#	Township	Expiry Date
0001791	Dubuisson	Mar. 17, 2007
C001792	Dubuisson	Mar. 17, 2007
C002821	Dubuisson	Mar. 17, 2007
0002822	Dubuisson	Mar. 17, 2007
0002801	Fourniere	Apr. 22, 2007
C002802	Fourniere	Apr. 22, 2007
0002803	Fourniere	Apr. 22, 2007
C002804	Fourniere	Apr. 22, 2007
C002805	Fourniere	Apr. 22, 2007
0002811	Fourniere	Apr. 22, 2007
0002812	Fourniere	Apr. 22, 2007
0002813	Fourniere	Apr. 22, 2007
0022313	Dubuisson	Apr. 23,2007
0022314	Dubuisson	Apr. 23, 2007
0022334	Dubuisson	Apr. 23,2007
0022335	Du buis son	Apr. 23,2007
0022351	Dubuisson	Apr. 23,2007
C006401	Dubuisson	Jul. 15, 2007
C006402	Dubuisson	Jul. 15, 2007
C006403	Dubuisson	Jul. 15, 2007
0063091	Dubuisson	Aug. 17, 2007
C006421	Dubuisson	Aug. 19, 2007
C006422	Dubuisson	Aug. 19, 2007
0006411	Dubuisson	Aug. 28, 2007
0006412	Dubuisson	Aug. 28, 2007
1767661	Dubuisson	Oct. 03, 2007
Concession #	Township	Expiry Date
CM0474	Dubuisson	Jan. 31, 2007
CM0512	Dubuisson	Jan. 31, 2007
CM0513	Dubuisson	Jan. 31, 2007

The Marban Property is subject to:

1.

a joint venture agreement dated November 13, 1992 (the "Marban JVA") between Aur and McWatters Mining Inc. (as assignee of Lac Minerals Ltd.) whereunder Aur holds a 50% interest in the property;

2.

a 1% NSR royalty (the "Canhorn Royalty") payable to Canhorn Mining Corporation ("Canhom") pursuant to a purchase/royalty agreement dated March 31, 1989 between Aur and Canhorn; and

3.

a 2-3% NSR royalty on 50% of the production on the Marban Property payable to Barrick Gold Corporation pursuant to a net smelter royalty agreement dated April 3, 2003 between Barrick Gold Corporation and McWatters Mining Inc.

SCHEDULE "B"

This is Schedule "B" referred to in the attached agreement (the "Agreement") between Aur Resources Inc. and Niogold Mining Corporation.

1.

"Royalty Holder" means the entity entitled to receive the Royalties and "Net Smelter Returns" means, subject to section 2 hereof, the actual amount of payment received or deemed to have been received by the holder(s) of a 100% working interest (the "Owner") in the Properties from any refiner, smelter, mill, mint, processor or other treatment facility or purchaser (collectively, a "Purchaser") for ores, concentrates, precipitates, bullion and/or minerals (the "Products") mined and extracted from the Properties, including from the reprocessing and/or sale of any tailings and/or residues produced from or located on the Properties and delivered for treatment and/or sale. In calculating Net Smelter Returns, there shall be deducted therefrom only:

(i)

the costs of transporting Products (except ore) from the Properties to a Purchaser;

(ii)

sampling, assaying, representation and umpire charges made or levied in connection with the sampling and assaying carried out after the Products (except ore) have left the Properties;

(iii)

all charges and penalties for smelting, refining and/or similar treatment of the Products;

(iv)

insurance premiums for insurance of the Products (except ore) after the Products have left the Properties;

(v)

any government royalties, duties and other assessments and any sales, excise, production, extraction, ad valorem, goods and service and other taxes on the Products (but not income taxes or Quebec mining duties) if such charges are based on production of Products or payable out of the net or gross proceeds received or shown as deductions therefrom; and

(vi)

the Compressario Royalty, the Camisso Royalty and the Canhorn Royalty (as applicable).

For greater certainty, no custom milling or other similar treatment or beneficiation charges incurred on or off the Properties shall be deducted in calculating Net Smelter Returns. The Royalty Holder further acknowledges and agrees that the Owner shall have the right to market and sell or refrain from selling Products in any manner it may elect, that the Owner shall have the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements which may involve the possible delivery of Products and that the Royalty Holder shall not be entitled to participate in any profits nor be obligated to share in any losses generated by said activities. Accordingly, with respect to gold or silver produced, the actual amount of payment received by the Owner shall in all cases be deemed to be the amount equal to the relevant number of ounces received by, or credited to, the Owner from a Purchaser times, in the case of

2

gold, the gold price per ounce as quoted by the London Bullion Brokers' P.M. Gold fixing (or other equivalent quotation) and, in the case of silver, the silver price per ounce quoted by Handy and Harman (or other equivalent quotation) on the date (the "Out-turn Date") the relevant Purchaser credits the Owner's account with refined gold or silver, as the case may be. With respect to any metals other than gold or silver produced and in the event the Owner delivers Product to satisfy its delivery obligations arising from any futures or other forward trading or hedging activities, the proceeds received by the Owner shall, for the purposes hereof, be deemed to be the relevant London Metal Exchange official settlement quotation (or other equivalent or generally accepted quotation) on the date prior to the day any such delivery is made.

2.

If Products are smelted and/or refined by the Owner, or sold to or smelted or refined by any third party which is affiliated with (as defined for the purposes of the Canada Business Corporations Act) the Owner, the Products shall for purposes hereof be deemed to have been sold, or smelted and/or refined, as the case may be, at the average net amount which other purchasers, or smelters or refiners, are generally ready, willing, and able to pay for, or smelt and/or refine, Products of like grades and quality in Ontario and/or Quebec at the time of the sale, or smelting and/or refining, of the Products. If the Owner uses its own or leased equipment (or equipment of an affiliated entity) to transport Products, the costs of transporting Products for the purpose of determining the amount of the Net Smelter Returns shall not exceed the firm rates quoted by other competent and reliable haulers who are ready, willing and able to transport such Products. If an Owner markets or sells Products through an affiliated entity, the costs of such for the purpose of determining the Net Smelter Returns shall not exceed those customarily charged for like services in the industry from a non-affiliated party.

3.

The Owner shall cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of the Royalties, and the reasonable verification thereof. Net Smelter Returns shall be calculated at the end of each calendar quarter in which revenues are received from the production of Products and thereafter at the end of each subsequent calendar quarter during which revenues are received as aforesaid. The quarterly calculations, except for the last calendar year-end quarter, of Net Smelter Returns shall be submitted to the Royalty Holder within 30 days after the quarter involved. The calendar year-end calculation of Net Smelter Returns shall be submitted to the Royalty Holder within 60 days after the end of the calendar year. The year end calculation of Net Smelter Returns and the records relating thereto shall be audited by chartered accountants designated by the Owner (which may be the auditor of the Owner), and copies of a report thereon shall be delivered to the Owner and to the Royalty Holder. The Royalty Holder shall have 90 days after receipt of any audit report to object thereto in writing to the Owner and, failing such objection, such report shall be deemed correct. If the Royalty Holder shall object to any audit report and request a review and reaudit, the accountant(s) shall be directed to review the records for the period in question and all costs relating to such review shall be paid by the Owner if the original audit is found to be in error to the benefit of the Owner and, if not, by the Royalty Holder. In addition, the Royalty Holder may, on reasonable notice and at its own cost, ask for and carry out an independent audit. The Owner shall, at all reasonable times and on reasonable notice, at the Royalty Holder's sole cost, permit agents of the Royalty Holder to inspect and audit and make copies from the aforesaid

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books of account, records and supporting materials relevant to the calculation of the Royalties. All non-public information and data in relation to the Royalties received by the Royalty Holder from the Owner as a result of any audit as aforesaid shall be kept strictly confidential by the Royalty Holder and shall not be disclosed to any third party without the prior written consent of the Owner, such consent not to be unreasonably withheld. The foregoing shall not apply in respect of any such information and/or data that is required to be disclosed to or by any applicable governmental or other regulatory authority or stock exchange or pursuant to any applicable law, regulation, rule or policy; provided, however, that the Royalty Holder promptly advises and, where reasonably practicable, consults with the Owner concerning the disclosure which the Royalty Holder proposes to make prior to making such disclosure.

4.

Payment to the Royalty Holder of the Royalties shall be made by the Owner in U.S. dollars within 30 days after the end of each calendar quarter based on the aforesaid calculations. Forthwith upon receipt of the calculation of Net Smelter Returns for the year subject to such calculation, adjustments without interest in respect of the Royalties for such year shall be made based upon the final statements so prepared for such year. For greater certainty, acceptance by the Royalty Holder of any payment made by the Owner hereunder shall not prejudice the right of the Royalty Holder to protest or question the correctness of the amount of any such payment as contemplated herein.

5.

Should the Owner fail to pay the Royalties in accordance with the Agreement (a "Default"), then the Royalty Holder may give notice (a "Default Notice") to the Owner in respect of such default. Should the Royalty Holder issue three Default Notices in any 24 month period or should there be any two instances in any 24 month period in which the Owner does not pay the amount of the Royalties in arrears within 10 business days of receiving a Default Notice, then the Royalty Holder shall have the right and entitlement, upon giving a further notice (a "Transfer Notice") to the Owner, to have the Owner's right, title and interest in and to the Properties transferred to the Royalty Holder and the Owner shall forthwith thereupon deliver duly executed transfers (the "Transfers") of the Properties into the name of the Royalty Holder in a form fit for recording in the appropriate registration or recordation office. In respect of the foregoing, the Royalty Holder acknowledges that the terms of the Lease require that any transfer thereof be subject to the prior consent of the Ministere des Ressources naturelles et Faune and the Owner undertakes to use its reasonable best efforts to obtain such consent. For greater certainty, the entitlement of the Royalty Holder to exercise its rights to obtain the Transfers shall not limit its right to exercise any other rights, legal or otherwise, which the Royalty Holder may have against the Owner in respect of any Default.

6.

The Royalties shall, for the purposes hereof and as the context (and the terms hereof) require, be deemed to be an interest in the Products until (and only until) the Products are sold to a third party or shipped from the Properties and, in respect of the in situ minerals (and the Owner's interest therein) in the Properties, intended to be an interest in such minerals in situ and, accordingly, an obligation and covenant which runs with the title to the interest in the Properties and title to the interest in the lands subject to the Properties. However, nothing in the Agreement (including this Schedule) shall in any way limit the Owner's rights as the owner or lessee of the Properties or its interest therein, including without limitation its right to set up such mining organization as it sees fit to bring the Properties into production (in partnership with others or otherwise), to manage and operate the mining organization, to commence, curtail, expand or terminate production from time to time and to market and sell Products in such manner, as it may in its sole discretion decide, including the right to pre-sell such Products. The Owner may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process or upgrade the ores and concentrates produced from ores mined from the Properties prior to sale to a Purchaser.

7.

No assignment of all or any part of the Owner's interest in the Properties shall be permitted or effective unless on or before closing the assignee shall have acknowledged in writing its agreement to assume and be responsible for the obligations of the assigning Owner to the Royalty Holder attributable to the interest in the Properties so assigned (including but not limited to payment of the Royalties attributable to such interest), whereupon the assigning Owner shall be relieved of said obligations. (For greater certainty, any proceeds received by the assigning Owner from such assignment shall not be considered to be part of Net Smelter Returns hereunder.)

8.

The Owner may mortgage or charge the Properties or any portion thereof or any mill or other fixed assets or Properties located thereon (and the Royalty Holder shall cooperate in signing on an expeditious basis all consents and other documentation reasonably required in connection therewith), provided that it shall be a term of each mortgage or charge that the holder thereof or any person acquiring title to the Properties upon enforcement of such mortgage or charge shall hold the same subject to the prior rights of the Royalty Holder hereunder.

9.

The Owner may at any time or from time to time, upon giving the Royalty Holder 30 days prior notice in writing, abandon any one or more of the Claims or Concessions, or the Lease, comprised within the Properties. Should the Owner give notice as aforesaid, the Royalty Holder shall have the right, upon giving the Owner notice in writing within such 30 day period, to have delivered to it duly registrable transfers of the relevant Claim(s) or Concession(s), or the Lease, in good standing for a minimum period of 90 days in regards to assessment work requirements and a minimum period of 30 days in regards to the payment of taxes, rentals and any other claim maintenance fees. In respect of the foregoing, the Royalty Holder acknowledge that the terms of the Lease require that any transfer thereof be subject to the prior consent of the Ministere des Ressources naturelles et Faune and the Owner undertakes to use its reasonable best efforts to obtain such consent. The Owner shall have no further obligation to the Royalty Holder in respect of Claims or Concessions so transferred to the Royalty Holder. Subject to the foregoing, the Owner shall pay all taxes, rentals and other property maintenance fees required to maintain the Properties in good standing.

10.

The Owner shall have the right to commingle ore, minerals and other products mined from the Properties, or Products derived therefrom, with ores, minerals and other products produced from other lands, provided that the Owner shall adopt and employ reasonable practices and procedures for weighing, determination of moisture content, sampling and assaying such ore or Products for metal content and impurities and recording such data and utilize reasonably accurate recovery factors in order to determine the amount of

5

economically recoverable products derived from such ore or Products (which shall be utilized to calculate the Royalties). In addition, comparable procedures may be used by the Owner to apportion among the commingled ores any penalties imposed by a Purchaser. The Owner shall maintain accurate records of the results of such sampling, weighing and analysis and the Royalty Holder shall be permitted the right, at all reasonable times and at its own cost, to observe such practices and procedures and to examine such records relating to any commingling of ores or Products. Further, before the Owner intends to implement or significantly change any procedure to commingle ores or products, the Owner shall provide the Royalty Holder with all relevant details concerning the reason for commingling and the methodology and procedures (including recovery factors and the principles of apportionment of penalties) to be employed.

11.

The Owner shall, upon the written request of the Royalty Holder, execute and deliver such documents (including a short form notice of the Royalties, if applicable) as may be necessary to permit the Royalty Holder to record the Royalties against the Properties.

12.

The Owner shall indemnify and hold harmless the Royalty Holder and its directors, officers and employees from and against all out-of-pocket monetary costs, expense, damage, liability or obligation of any kind (including without limitation amounts paid or payable in respect of any settlement) incurred by the Royalty Holder in connection with any actual, threatened, pending or future suit, proceeding, order, find or claim of any kind involving or arising out of any mine closure costs, rehabilitation, restoration, and/or reclamation requirements (including, but without restricting the generality of the foregoing, liabilities relating to non-compliance with any applicable environmental law, regulation, guideline, policy or directive) involving or related to the Properties.

13.

To the extent permitted by applicable law, the Owner and the Royalty Holder hereby waive the benefit of all provisions of law, as now in effect, or as enacted in the future, relating to actions for partition or sale of real and personal property. Each of the parties hereto further agrees that it will not resort to any action at law or in equity to partition or sell any real or personal property subject to this agreement (or bring any other action seeking relief similar to, or having essentially the same effect as, partition) for the maximum time period (including renewals) permitted by applicable law.

14.

The invalidity of any particular Section, provision or part or parts thereof, of this Schedule shall not affect the validity of any other provision hereof and this Schedule shall subsequently be construed as if such invalid provision were omitted and did not form part hereof.